UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  February 12, 2008

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

1225 Charleston Road
Mountain View, CA  94043
(Address of Principal Executive Offices, including zip code)

(650) 567-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities.

In a press release dated January 7, 2008, MIPS Technologies, Inc. (the “Company”) announced it would take steps to reduce expenses to enhance profitability during the Company’s third fiscal quarter.  On February 12, 2008, management of the Company determined and notified its employees located in Cambridge, England (the “Cambridge Site”), that as part of this cost reduction it would close the Cambridge Site and sever the employment of its employees at that location.

This action will result in the termination of all 18 employees at the Cambridge Site.  We expect to incur total charges of between $2.0 and $2.4 million related to this closure, including approximately $800,000 of employee severance costs.   Of this amount, we anticipate that approximately $1.4 million will be cash charges.  We expect to complete all actions relating to the closure of the Cambridge Site by March 31, 2008 and substantially all costs incurred pursuant to this action will be recorded in the third fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 15, 2008
                                                   MIPS TECHNOLOGIES, INC.
                           (Registrant)

                            By:   /s/ MERVIN S. KATO
                            Mervin S. Kato
                            Chief Financial Officer and Treasurer